Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form type)

LESAKA TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.001 per share	457(o)	14,678,393 (1)	$5.29	$77,648,698.97	0.00015310	$11,888.02
Fees Previously Paid	-	-	-	-	-	-	.	-
	Total Offering Amounts					$77,648,698.97		$11,888.02
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$11,888.02

(1) The shares of common stock will be offered for resale by the selling shareholders pursuant to the prospectus contained in the registration statement to which this exhibit is attached. The registration statement registers the resale of an aggregate of 14,678,393 shares of the Registrant's common stock. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), the shares of common stock being registered hereunder include such indeterminate number of shares of common stock as may be issuable upon stock splits, stock dividends, or other distribution, recapitalization or similar events.

(2) This estimate is made pursuant to Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the Registrant's common stock on November 22, 2024, as reported on the Nasdaq Global Select Market.